Exhibit 99.2

To All Key Employees Worldwide-
It is with great excitement and anticipation that I write this letter to all our employees. Today we announced that Duravant, a global engineered equipment and automation solutions provider, has signed a definitive agreement to acquire Key Technology.
Duravant, based in Downers Grove, IL, serves the food processing, packaging and material handling market segments. Duravant serves customers and partners in over 190 countries worldwide across sectors that include food and beverage, e-commerce, agriculture, household goods, pharmaceuticals, distribution, and industrials. Duravant’s portfolio of market-leading brands include Afoheat, Arpac, Fischbein, FMH Conveyors, Hamer-Fischbein, Mespack, Marlen International, Ohlson, Unitherm and SupportPro.
The transaction is expected to close in the first quarter of calendar 2018, subject to the tender and acceptance of at least a majority of the outstanding shares of common stock as well as other customary regulatory approvals. Following the close of the transaction, Key Technology will be privately held and a member of the Duravant family of operating companies.
For the last several years, as a team, we have worked extremely hard on the execution of our Vision to be the “Ultimate Partner of Choice” for our customers, and our Mission to add value to our customers’ businesses by delivering the most innovative and trusted process improvement solutions in the world.
In FY2017, we again captured the attention of food processors all over the world, and we achieved record results in several critical areas. It is now time for us to continue driving our global momentum, with the next exciting chapter of our great company as we continue Advancing Together as a new member of the Duravant family.
Duravant’s long-term strategy is to continue building a global engineered machinery company with a full range of automation solutions - from processing to packaging with related material handling solutions throughout. Duravant’s strong commitment to investment and growth will really enable Key to accelerate the execution of our overall strategy and even further enhance our customer partnerships. In addition, the combined global infrastructure of Duravant and Key will also help us advance our commitment to increased geographic market and new application penetration.
Most importantly, Duravant’s culture aligns perfectly with the type of culture that we have been striving for at Key Technology. Duravant has a great team of talented individuals that are simply focused on Winning Together!!
Today at 9 AM and 4:15 PM, we will have employee meetings for all employees in North America.
Next week, on Tuesday and Wednesday, members of the executive team will be joining me in Europe to meet with employees in both BV and Hasselt.

We sincerely believe that this is a great opportunity for our Company and our employees, and we want to make sure we are fully available to answer all questions that you may have.
Mike Kachmer, CEO of Duravant, and members of his team will be meeting with our employees at all sites once the transaction is officially closed. Attached is a letter from Mike welcoming all of our employees to Duravant.
Our entire executive team is very proud of what we have accomplished as one team, and we are extremely energized by what we will continue to achieve as we join the Duravant family!!
Sincerely,
Jack

Voor alle Key medewerkers wereldwijd -
Het is met grote opwinding en verwachting dat ik deze brief aan al onze medewerkers schrijf. Vandaag hebben wij aangekondigd dat Duravant, een leverancier van wereldwijd, ontwikkelde apparatuur en geautomatiseerde oplossingen, een definitieve overeenkomst heeft getekend voor de overname van Key Technology.
Duravant, gevestigd in Downers Grove, IL, is actief in de marktsegmenten voedselverwerking, verpakking en materiaal verwerking. Duravant bedient klanten en partners in meer dan 190 landen wereldwijd, binnen sectoren zoals voedsel en drank, e-commerce, landbouw, huishoudelijke artikelen, farmaceutische producten, distributie en industrie. De portfolio van toonaangevende merken van Duravant omvat Afoheat, Arpac, Fischbein, FMH Conveyors, Hamer-Fischbein, Mespack, Marlen International, Ohlson, Unitherm en SupportPro.
De transactie zal naar verwachting in het eerste kwartaal van kalenderjaar 2018 worden afgerond, onder voorbehoud van de aanbesteding en aanvaarding van ten minste een meerderheid van de uitstaande gewone aandelen en andere gebruikelijke goedkeuringen van regelgevende instanties. Na het afronden van de transactie zal Key Technology een privé-onderneming zijn en lid van de Duravant-familie van werkmaatschappijen.
De afgelopen jaren hebben we als team enorm hard gewerkt aan de uitvoering van onze Visie om de 'ultieme partner van keuze' te zijn voor onze klanten en onze Missie om waarde toe te voegen aan de bedrijven van onze klanten, door de meest innovatieve producten te leveren en vertrouwde oplossingen voor procesverbetering in de wereld.
In FY2017 hebben we opnieuw de aandacht getrokken van voedselverwerkende bedrijven over de hele wereld en we hebben recordresultaten gerealiseerd binnen verschillende kritieke gebieden. Het is nu tijd voor ons om onze wereldwijde impuls voort te zetten, met het volgende spannende hoofdstuk van ons geweldige bedrijf, terwijl we Samen Verdergaan als een nieuw lid van de Duravant-familie.
De lange termijnstrategie van Duravant is om door te gaan met het bouwen van een wereldwijd, ontwikkeld machinebedrijf met een volledig scala aan geautomatiseerde oplossingen - van verwerking tot verpakking met bijbehorende materiaal verwerkingsmachines. Duravants sterke toewijding aan investeringen en groei, zal Key echt in staat stellen om de uitvoering van onze algehele strategie te versnellen en onze partnerschappen met klanten nog verder te verbeteren. Bovendien zal de gecombineerde wereldwijde infrastructuur van Duravant en Key ons ook helpen om onze inzet voor een grotere geografische markt en nieuwe applicatie penetratie te bevorderen.
Het belangrijkste is dat de cultuur van Duravant perfect aansluit bij het type cultuur die wij bij Key Technology hebben nagestreefd. Duravant heeft een geweldig team van getalenteerde individuen, die gewoon gericht zijn op Samen Winnen!!
Vandaag om 9.00 uur en 16.15 uur hebben we personeelsbijeenkomstvoor alle werknemers in Noord-Amerika.
Volgende week, op dinsdag en woensdag, zullen leden van het Executive Team me in Europa vergezellen om met werknemers, in zowel BV als Hasselt, samen te komen.
We geloven oprecht dat dit een geweldige kans is voor ons bedrijf en onze werknemers en we willen ervoor zorgen dat wij volledig beschikbaar zijn om alle vragen die je hebt te beantwoorden.
Mike Kachmer, CEO van Duravant, en de leden van zijn team zullen onze werknemers ontmoeten op alle locaties, zodra de transactie officieel is afgesloten. Bijgevoegd is een brief van Mike, die al onze medewerkers welkom heet bij Duravant.
Ons volledige Executive Team is erg trots op wat we als één team hebben bereikt, en we zijn erg enthousiast over wat we zullen blijven bereiken met het toetreden tot de Duravant-familie !
Hoogachtend,
Jack

Additional Information
The tender offer described in this document has not yet commenced. This document is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. At the time the tender offer is commenced, Duravant LLC (“Duravant”) and its wholly owned subsidiary, Cascade Merger Sub, Inc., intend to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Key Technology, Inc. (“Key Technology”) intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Duravant, Cascade Merger Sub, Inc. and Key Technology intend to mail these documents to the Key Technology shareholders. Investors and shareholders should read those filings carefully as they contain important information about the tender offer. Those documents may be obtained without charge at the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained (when available) for free by contacting the information agent for the tender offer.

Cautionary Statement Regarding Forward-Looking Statements
This document contains forward-looking information related to Duravant, Key Technology and the proposed acquisition of Key Technology by Duravant that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, anticipated earnings accretion and growth rates, Duravant’s and Key Technology’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Duravant and Key Technology, Duravant’s and Key Technology’s products, and the anticipated timing of closing of the acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of Key Technology’s shareholders will tender their shares in the tender offer and the possibility that the acquisition does not close; risks relating to the possibility that a competing proposal will be made; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; competitive developments; and other risks and uncertainties discussed in Key Technology’s filings with the SEC, including the “Risk Factors” and “Information Concerning Forward-Looking Statements” sections of Key Technology’s most recent annual report on Form 10-K. You can obtain copies of Key Technology’s filings with the SEC for free at the SEC’s website (www.sec.gov). Other factors that may cause actual results to differ materially include those that will be set forth in the Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and other tender offer documents filed by Duravant and Cascade Merger Sub, Inc. and Key Technology. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement.
Many of these factors are beyond Duravant’s and Key Technology’s control. Unless otherwise required by applicable law, Duravant and Key Technology disclaim any intention or obligation to update forward-looking statements contained in this document as the result of new information or future events or developments.